EXHIBIT 4.1

On AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of January 27, 2022, by and among TILRAY BRANDS, INC. (f/k/a TILRAY, INC. (f/k/a APHRIA INC.)), a corporation duly organized and existing under the laws of the State of Delaware, having its principal office 655 Madison Avenue, 19th Floor, New York, New York, 10065 (the “Company”), COMPUTERSHARE TRUST COMPANY, N.A., a national association duly organized and existing under the laws of the United States, having a corporate trust office at 6200 South Quebec Street, Greenwood Village, Colorado 80111 (“Successor Trustee”), and GLAS TRUST COMPANY LLC, a limited liability company duly organized and existing under the laws of the State of New Hampshire, having a corporate trust office at 3 Second Street, Suite 206, Jersey City, New Jersey 07311 (“Resigning Trustee”).

RECITALS:

WHEREAS, there are currently $259,240,000 aggregate principal amount of the Company’s 5.25% Convertible Senior Notes due 2024 (the “Securities”) outstanding under an Indenture, dated as of April 23, 2019, as supplemented on April 30, 2021 (the “Indenture”), by and between the Company and Resigning Trustee, pursuant to which the Company originally issued $350,000,000 aggregate principal amount of the Securities; capitalized terms not defined herein shall have the meanings ascribed to them in the Indenture;

WHEREAS, the Company appointed Resigning Trustee as the trustee (the “Trustee”), note registrar (the “Note Registrar”) and paying agent (the “Paying Agent”) under the Indenture;

WHEREAS, Section 7.09 of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Company and to the Holders, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 7.09 of the Indenture provides that, if the Trustee shall resign, the Company by a Board Resolution shall promptly appoint a successor Trustee by instrument, in duplicate, executed by order of the Board of Directors;

WHEREAS, Section 7.10 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor Trustee;

WHEREAS, on November 30, 2021, Resigning Trustee has given written notice to the Company that it is resigning as Trustee, Note Registrar and Paying Agent under the Indenture;

WHEREAS, the Company desires to appoint Successor Trustee as successor Trustee, Note Registrar and Paying Agent to succeed Resigning Trustee in such capacities under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Note Registrar and Paying Agent under the Indenture;

NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

1
THE RESIGNING TRUSTEE

1.1              Pursuant to Section 7.09 of the Indenture, Resigning Trustee has by letter notified the Company that Resigning Trustee is resigning as Trustee, Note Registrar and Paying Agent under the Indenture.

1.2              Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	The Indenture, and each amendment and supplemental indenture thereto, if any, was validly and lawfully executed and delivered by Resigning Trustee and is in full force and effect. Except as set forth herein, the Indenture has not been supplemented and remains in full force and effect.

(b)	No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to affect any such waiver.

(c)	To the knowledge of responsible officers of Resigning Trustee’s corporate trust department, there is no action, suit or proceeding pending or threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indenture.

(d)	As of the Transfer Date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(e)	Pursuant to Section 2.04 or the Indenture, Resigning Trustee has duly authenticated and delivered $[350,000,000] aggregate principal amount of Securities, $259,240,000 of which are outstanding as of the Effective Date and interest has been paid through December 1, 2021, the most recent date on which interest is required to be paid in accordance with the terms of such Securities.

(f)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

2

(g)	Each person who so authenticated the Securities was duly elected, qualified and acting as an officer or authorized signatory of Resigning Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person’s genuine signature.

(h)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(i)	Without independent investigation, no responsible officer of Resigning Trustee’s corporate trust department has received notice from the Company or any Holder that a default or Event of Default has occurred and is continuing, and no responsible officer of Resigning Trustee’s corporate trust department has actual knowledge that a default or Event of Default has occurred and is continuing under the Indenture.

1.3              Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers, trusts, privileges, immunities, indemnities, duties and obligations of the Trustee under the Indenture, including, without limitation, all of its rights to, and all of its security interests in and liens upon, the collateral, if any, and all other rights of Resigning Trustee with respect to the collateral, if any, pursuant to the transaction documents. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers, trusts, privileges, immunities, indemnities, duties and obligations hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Note Registrar and Paying Agent. GLAS, in its individual capacity and in its capacity as Resigning Trustee, shall bear no responsibility or liability for any event, circumstance, condition or action arising on or after the Effective Date with respect to the Securities, the Indenture, or the transactions contemplated thereby. Each of the parties hereto, to the extent of their applicable indemnification obligations under the Indenture, expressly agrees and confirms that the Successor Trustee’s right to indemnification, as set forth in the Indenture, shall apply with respect to any and all losses, claims, costs and expenses that the Successor Trustee suffers, incurs or is threatened with relating to actions taken or omitted by any Person prior to the Effective Date.

1.4              Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the Effective Date all of the documents listed on Exhibit A hereto.

2
THE COMPANY

2.1              The Company hereby accepts the resignation of Resigning Trustee as Trustee, Note Registrar and Paying Agent under the Indenture.

3

2.2              The Company hereby appoints Successor Trustee as Trustee, Note Registrar and Paying Agent under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, trusts, privileges, immunities, indemnities, duties and obligations of Resigning Trustee, Note Registrar and Paying Agent under the Indenture with like effect as if originally named as Trustee, Note Registrar and Paying Agent in the Indenture.

2.3              Promptly after the Effective Date of this Agreement, Successor Agent, at the instruction and sole expense of the Company shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Securities in accordance with the provisions of Section 7.10 the Indenture.

2.4              The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

(b)	The Indenture, and each amendment or supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Company and is in full force and effect and the Securities were validly issued by the Company. Except as set forth herein, the Indenture has not been supplemented and remains in full force and effect.

(c)	The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each of its respective covenants, agreements, conditions, obligations and responsibilities under the Indenture.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

(e)	No covenant or condition contained in the Indenture has been waived by the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to affect any such waiver.

(f)	There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture.

(g)	The Company has, by a resolution which was duly adopted by the Board of Directors of the Company, and which is in full force and effect on the date hereof, authorized certain officers of the Company to: (a) accept Resigning Trustee’s resignation as Trustee, Note Registrar and Paying Agent under the Indenture; (b) appoint Successor Trustee as Trustee, Note Registrar and Paying Agent under the Indenture; and (c) execute and deliver such agreements, including, without limitation, this Agreement and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Note Registrar and Paying Agent under the Indenture. Furthermore, this Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

4

(h)	The Company has issued $[350,000,000] aggregate principal amount of Securities pursuant to the terms of the Indenture, $259,240,000 of which are outstanding as of the Effective Date hereof and interest due on such Securities has been paid through December 1, 2021 , the most recent date on which interest is required to be paid in accordance with the terms of such Securities.

(i)	The Company hereby reaffirms its obligations to Successor Trustee under Section 7.06 of the Indenture.

(j)	The Company acknowledges and reaffirms its obligations to the extent set forth in Section 7.06 of the Indenture to (i) pay or reimburse Resigning Trustee upon its request for all reasonable expenses, disbursements and advances reasonably incurred or made by Resigning Trustee in accordance with any of the provisions of the Indenture in any capacity thereunder (including the reasonable compensation and the expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as shall have been caused by Resigning Trustee’s gross negligence or willful misconduct and to (ii) indemnify Resigning Trustee (and its affiliates, officers, directors, agents and employees) for, and to hold Resigning Trustee (and its affiliates, officers, directors, agents and employees) harmless against any loss, claim, damage, liability or expense, incurred without gross negligence or willful misconduct on the part of Resigning Trustee, its affiliates, officers, directors, agents or employees, or such agent or authenticating agent, as the case may be, and arising out of or in connection with the acceptance or administration of the Indenture or in any other capacity thereunder, including the costs and expenses of defending themselves against any claim of liability in the premises.

(k)	All conditions precedent relating to the appointment of Computershare Trust Company, N.A., as Successor Trustee under the Indenture have been complied with by the Company.

(l)	The Company hereby releases any and all known claims against the Resigning Trustee, and its respective subagents and affiliates, arising out of, in any way connected with, or as a result of (i) any of their respective performances of their respective duties under the Indenture, and (ii) the resignation of the Resigning Trustee as Trustee, Note Registrar and Paying Agent under the Indenture; provided, however, that the foregoing release shall not apply to any claims relating to or caused by Resigning Trustee’s negligence or willful misconduct.

5

2.5              The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. The Company agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.

3
THE SUCCESSOR TRUSTEE

3.1              Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

(a)	Successor Trustee is qualified and eligible under Section 7.08 of the Indenture and applicable law to act and serve as Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2              Successor Trustee hereby accepts its appointment as Successor Trustee, Note Registrar and Paying Agent under the Indenture and accepts the rights, powers, trusts, privileges, immunities, indemnities, duties and obligations of Resigning Trustee as Trustee, Note Registrar and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Note Registrar and Paying Agent under the Indenture.

3.3              References in the Indenture to “Corporate Trust Office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at Greenwood Village, Colorado.

4
MISCELLANEOUS

4.1              Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

4.2              This Agreement and the resignation, appointment and acceptance effected hereby shall be effective (the “Effective Date”) as of the close of business on the date hereof, upon the execution and delivery hereof of this Agreement by each of the parties hereto; provided, however, that the resignation of Resigning Trustee and the appointment of Successor Trustee, as Trustee, Note Registrar and Paying Agent under the Indenture, shall be effective upon the latest of: (a) 10 calendar days after the date hereof; and (b) 10 calendar days after receipt by The Depository Trust Company (“DTC”) of both Resigning Trustee’s transfer agency change notice and Successor Trustee’s transfer agency change notice (the “Transfer Date”).

6

4.3              The parties hereto agree that as of the Effective Date, all references to the Trustee in the Indenture shall be deemed to refer to Successor Trustee, and all references to the Paying Agent and Note Registrar under the Indenture shall be deemed to refer to Successor Trustee, in each such capacity.

4.4              This Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Resigning Trustee may have incurred in connection with its serving as Trustee, Paying Agent or Note Registrar under the Indenture or an assumption by Successor Trustee of any liability of Resigning Trustee arising out of a breach by Resigning Trustee prior to its resignation of its duties under the Indenture.

4.5              Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee in its capacity as Trustee, Note Registrar and Paying Agent under Section 7.06 of the Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee, Note Registrar and Paying Agent in accordance with the provisions of the Indenture. Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 6.04 of the Indenture. This Agreement does not constitute a waiver or assignment by Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. The Company acknowledges its obligation to the extent set forth in Section 7.06 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).The parties hereto agree to take reasonable action to confirm, evidence and perfect Successor Trustee’s rights in, or with respect to, the collateral, if any, pursuant to the transaction documents.

4.6              This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.7              This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement and signature pages for all purposes.

7

4.8              This Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.

4.9              The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

[Remainder of this Page Intentionally Left Blank]

8

4.10          Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Company:
Tilray, Inc. 655 Madison Avenue, 19th Floor New York, NY 10065 Attention: Mitchell Gendel, Global General Counsel Email: Mitchell.Gendel@tilray.com
If to Resigning Trustee:
GLAS Trust Company LLC 3 Second Street, Suite 206 Jersey City, NJ 07311 Attention: Transaction Manager for Aphria Inc. Email: tmgus@glas.agency
If to Successor Trustee:
Computershare Trust Company, N.A. 6200 South Quebec Street Greenwood Village, Colorado 80111 Attention: Corporate Trust Email: corporate.trust@computershare.com

[Remainder of this Page Intentionally Left Blank;

Signature pages to follow]

9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

TILRAY BRANDS, INC. (F/K/A TILRAY, INC.)
By:_____________________________________
Name:
Title:

GLAS TRUST COMPANY LLC,
as Resigning Trustee
By:_____________________________________
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.,
as Successor Trustee
By:_____________________________________
Name:
Title:

5.25% Convertible Senior Notes due 2024

EXHIBIT A

Documents to be delivered to Successor Trustee

1.	Executed copy of Indenture and each amendment and supplemental indenture thereto.

2.	File of closing documents from initial issuance.

3.	Collateral, if any, and related documents, if any.

4.	Copies of the most recent of each of the SEC reports delivered by the Company pursuant to Section 4.06 of the Indenture, if any.

5.	A copy of the most recent compliance certificate delivered pursuant to Section 4.08 of the Indenture, if any.

6.	Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders), if any.

7.	Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee’s annual report to Holders delivered pursuant to Section of 4.06 the Indenture, if any.

8.	List of documents which, to the knowledge of Resigning Trustee, are required to be furnished but have not been furnished to Successor Trustee, if any.

9.	Trust account statements (asset & transaction) for the one-year period preceding the date of this Agreement, if any.

10.	All unissued Security inventory and global notes, if any.

11.	Securities debt service records and conversion records, if any.

12.	Filed, stamped copies of all existing financing statements, if any.

EXHIBIT B
TILRAY BRANDS, INC. (F/K/A TILRAY INC.)
NOTICE

To the Holders of
5.00% Convertible Senior Notes due 2023

NOTICE IS HEREBY GIVEN, pursuant to Section 7.10 of the Indenture, dated as of August 23, 2019 (the “Indenture”), by and between the Company and Trustee, that GLAS Trust Company LLC has resigned as Trustee, Note Registrar and Paying Agent under the Indenture.

Pursuant to Section 7.10 of the Indenture, Computershare Trust Company, N.A., a national association duly organized and existing under the laws of the United States, has accepted appointment as successor Trustee, Note Registrar and Paying Agent under the Indenture. The address of the designated corporate trust office of the successor Trustee is 6200 South Quebec Street, Greenwood Village, Colorado 80111, Attention: Corporate Trust, Email: corporate.trust@computershare.com. GLAS Trust Company LLC’s resignation as Trustee, Note Registrar and Paying Agent and Computershare Trust Company, N.A.’s appointment as successor Trustee, Note Registrar and Paying Agent were effective as of the opening of business on January [•] 2022.

Dated: January [•], 2022
TILRAY BRANDS, INC. (F/K/A TILRAY, INC.)